Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Arconic Corporation
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,113,770,560.00	.00011020	$343,137.52
Fees Previously Paid	–		–
Total Transaction Valuation	$3,113,770,560.00
Total Fees Due for Filing			$343,137.52
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$343,137.52

(i)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (“Common Stock”), of Arconic Corporation (the “Registrant”).

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on May 30, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 103,792,352, which consists of (a) 100,325,720 issued and outstanding shares of Common Stock; (b) 363,441 shares of Common Stock issuable upon the exercise of outstanding compensatory options to purchase shares of Common Stock; (c) 1,906,588 shares of Common Stock subject to restricted share unit awards in respect of shares of Common Stock; (d) 779,366 shares of Common Stock subject to performance-based restricted share unit awards in respect of Common Stock (assuming achievement of the applicable performance goals at the target level); and (e) 417,237 shares of Common Stock subject to deferred stock unit awards in respect of shares of Common Stock.

(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 103,792,352 shares of Common Stock (including 100,325,720 issued and outstanding shares of Common Stock, 363,441 shares of Common Stock issuable upon the exercise of outstanding compensatory options to purchase shares of Common Stock, 1,906,588 shares of Common Stock subject to restricted share unit awards in respect of shares of Common Stock, 779,366 shares of Common Stock subject to performance-based restricted share unit awards in respect of Common Stock (assuming achievement of the applicable performance goals at the target level), and 417,237 shares of Common Stock subject to deferred stock unit awards in respect of shares of Common Stock) that are exchangeable for cash in the merger and (b) the merger consideration of $30.00 (collectively, the “Total Consideration”).  The filing fee equals the product of .00011020 multiplied by the Total Consideration.